Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Friday, February 17, 2006

(713) 651-4300

KEY ENERGY PROVIDES OPERATIONAL, FINANCIAL

AND RESTATEMENT UPDATE

HOUSTON, TX, February 17, 2006 – Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an operational and financial update, including its January 2006 rig and trucking hours, and unaudited selected financial data for the quarter ended  December 31, 2005.  The Company also provided an update on its restatement process.

CONFERENCE CALL

The Company will host a conference call today at 11:00am EST in conjunction with this release. During the conference call, the Company intends to provide an activity update as well as an update on the restatement process.  To access the call, which is open to the public, please call the conference operator at the following number: (800) 553-0273 and ask for the “Key Energy Conference Call.” The conference call will also be available on the web. To access the webcast go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on February 17, 2006 beginning at 6:00pm EST and will be available for one week. To access the replay, please call (800) 475-6701. The access code for the replay is 817114.

OPERATIONS UPDATE

Activity levels continue to remain strong and are expected to improve during the first quarter of 2006 due to more working days, increased daylight hours, and reduced impact from holidays.  Rig hours for the month of January 2006 totaled 222,347, an improvement of 8% versus the prior year period while non-holiday weekly rig hours for the past few weeks are at approximately 52,000 hours.  The Company has received six of its newly constructed rigs while another four rigs are

1301 McKinney Street, Suite 1800, Houston, TX 77010

awaiting acceptance by the Company.  The remaining new rigs are expected to be delivered through the second quarter and third quarter.

The Company’s pressure pumping operation continues to operate at capacity and is expected to benefit this quarter as over 40,000 horsepower of new pumping equipment is delivered.  This equipment should be deployed in the second quarter.  Additionally, as part of its 2006 budget, the Company has placed orders for new fishing and rental equipment including foam air units, reverse packages and blowout preventers.  This equipment is anticipated to be delivered throughout the rest of the year.

Commenting on recent operations, Dick Alario, Chairman and Chief Executive Officer, stated, “We remain positive about future market conditions and believe that 2006 will be another strong year.  To capitalize on market specific growth opportunities, we have commenced construction of our new mega-district facility in the southern Barnett Shale and anticipate that it will be operational during the second quarter.  This facility will support incremental well service rigs, approximately 22,000 horsepower of new pressure pumping capacity, fluid transportation services and fishing and rental services.  In addition, we are exploring new opportunities in the Fayetteville Shale and anticipate sending additional well service rigs there during the second quarter.”

Mr. Alario continued, “In light of the continued strong demand for our services, we initiated regional price increases in January.  This effort has been successful and assuming no material change in market conditions, we anticipate similar pricing initiatives later this summer.”

OPERATING DATA

	For the month ending
	January 31, 2006	December 31, 2005	January 31, 2005
Working Days	21	20	21
Rig Hours	222,347	209,648	205,171
Trucking Hours	205,173	194,498	214,255

The Company calculates working days as total weekdays for the month less any company holidays that occur that month. For the months of February and March 2006, there are 20 and 23 working days, respectively.

RESTATEMENT UPDATE

As previously disclosed, the Company has been in the process of finalizing accounting documentation to support the Company’s restated financial statements.  The process involves preparing memoranda, supporting calculations and other information to support each adjustment to the 2003 financial statements and prior periods that the Company determined are required in connection with the restatement.  The Company has finalized over 60 supporting memoranda.  The memoranda document the Company’s accounting positions under GAAP with respect to the matters under restatement, the corrections to the financial statements required by the restatement, and the actions taken to remediate the issues identified in the restatement.  Today, almost all of the supporting documentation has been delivered to the Company’s independent auditors and the auditors are reviewing this documentation in conjunction with their audit.  The Company is responding to comments and questions from the auditors with respect to the matters discussed in the memoranda.  The Company’s remaining work consists of completing the supporting documentation for its tax provision and deferred tax calculations, completing a clear reconciliation and proof of the specific entries to the financial statements and completing the footnote disclosures regarding the restatement adjustments in the financial statements to be included in its Annual Report on Form 10-K for 2003.

Commenting on the restatement process, Dick Alario stated, “We believe that we have made great progress on the restatement process over the past few months.  The preparation of our supporting documentation is near completion, and we believe it will provide a clear audit trail for our independent auditors.  Assuming there are no delays with the completion of our accounting for income taxes; that no unforeseen events occur; and that our auditors do not require additional time to complete their work, we believe that the restatement process will be completed and that we will file the 2003 Annual Report on Form 10-K during the second quarter.”

Mr. Alario concluded, “We wish to thank all of our stakeholders for their continued patience.  Our team’s top priority is to accurately complete the restatement process, and I am grateful for the tremendous sacrifices, which include long work hours and extended time away from their families, made over the past several months by our employees and auditors to finish this process.”

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the quarter ended December 31, 2005. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented for annual and quarterly information in the Company’s Annual Report on Form 10-K for December 31, 2005.

	Quarter Ended	Quarter Ended
	December 31, 2005	December 31, 2004
Select Statement of Operations Data:	(In thousands - Unaudited)	(In thousands - Unaudited)

Revenue:
Well servicing	$251,658	$211,964
Pressure pumping	43,689	25,961
Fishing and rental services	21,126	20,609
TOTAL REVENUE	$316,473	$258,534

Costs and Expenses:
Well servicing	$161,060	$146,328
Pressure pumping	26,751	20,167
Fishing and rental services	13,147	13,535
General and administrative	40,630	26,426
Interest (1)	10,056	13,847
Loss on retirement of debt	15,385	—

	December 31, 2005	December 31, 2004
Select Balance Sheet Data:	(In thousands - Unaudited)	(In thousands - Unaudited)

Current Assets:
Cash and cash equivalents (2), (3)	$94,205	$19,261
Accounts receivable, net of allowance for doubtful accounts	203,793	212,351
Inventory	17,879	18,500
Prepaid expenses and other current assets	28,492	20,197
TOTAL CURRENT ASSETS	$344,369	$270,309

Current Liabilities:
Accounts payable	$84,960	$59,872
Other accrued liabilities	72,343	71,304
Accrued interest	5,933	9,729
Current portion of long-term debt and capital lease obligations	11,237	4,326
TOTAL CURRENT LIABILITIES	$174,473	$145,231

Long-term debt, less current portion (4)	$396,000	$473,878
Capital lease obligations, less current portion	14,474	8,677
Deferred revenue	140	557
Non-current accrued expenses	37,962	40,258

NOTES

(1)   Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $451,000 and $498,000 for the quarters ended December 31, 2005 and 2004, respectively.

(2)   Cash and short term investments at February 15, 2006 totaled approximately $98,943,000.

(3)   Capital expenditures were approximately $33,939,000 and $28,697,000 for the quarters ended December 31, 2005 and 2004, respectively.

(4)   There were no outstanding borrowings under the Company’s revolving credit facility at February 15, 2006.

The information herein represents the results for only one quarter and prior period and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2005. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the  predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of governmental investigations;  risks that the Company will not be able to successfully enter into an interest rate swap which would be a violation under the Company’s senior credit facility;  risks that the Company’s independent auditors might have audit adjustments which results in additional delay in the restatement process; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.